Exhibit 2.1

Steven D. Jerome (#018420)

Ethan Minkin (#019902)

Eric S. Pezold (#023402)

SNELL & WILMER L.L.P.

One Arizona Center

400 E. Van Buren

Phoenix, AZ 85004-2202

Telephone: (602) 382-6000

Facsimile: (602) 382-6070

Email:	sjerome@swlaw.com

            eminkin@swlaw.com

            epezold@swlaw.com

Attorneys	for Debtors and Debtors-In-Possession

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF ARIZONA

In Re:	Proceedings Under Chapter 11

PROSOFT LEARNING CORPORATION, et al.	(Jointly Administered)

Debtors.	Case Nos. 2:06-BK-01008-RJH-PHX and 2:06-BK-01009-RJH-PHX

EIN or SSN: 87-0448639.	PLAN OF REORGANIZATION PROPOSED BY PROSOFT LEARNING CORPORATION ET AL. DATED APRIL 27, 2006

ARTICLE I	Introduction	1
ARTICLE II	Definitions	1

2.1	Acquisition and Reorganization Agreement	1
2.2	Administrative Claim	1
2.3	Administrative Claim Bar Date	2
2.4	Allowed Claim	2
2.5	Avoidance Actions	2
2.6	Ballot	2
2.7	Bankruptcy Code	2
2.8	Bankruptcy Court or Court	2
2.9	Bankruptcy Estates or Estates	2
2.10	Bankruptcy Rules	3
2.11	Bar Date	3
2.12	Business Day	3
2.13	Cash	3
2.14	Causes of Action	3
2.15	Chapter 11 Cases	3
2.16	Claim	3
2.17	Class	3
2.18	Closing and Closing Date	3
2.19	Confirmation Date	3
2.20	Confirmation Hearing	3
2.21	Confirmation Order	3
2.22	Creditor	3
2.23	Debtors	3
2.24	Debtors’ Professionals	4
2.25	Disclosure Statement	4
2.26	Disputed Claim	4
2.27	Distribution Fund	4
2.28	DKR	4
2.29	DKR Secured Claim	4
2.30	Effective Date	4
2.31	Equity Interests	4
2.32	Estates Assets	5
2.33	Executory Contract	5
2.34	Final Order	5
2.35	Hunt	5
2.36	Hunt Secured Claim	5
2.37	Liquidating Agent	5
2.38	Liquidating Trust	5
2.39	Litigation Claims	5
2.40	Person	5
2.41	Petition Date	5
2.42	Plan	5

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2.43	Post-Confirmation Litigation	6
2.44	Priority Unsecured Claim	6
2.45	Professional Fees	6
2.46	Pro Rata	6
2.47	Reorganized Prosoft Assumed Liabilities	6
2.48	Reorganized Prosoft Excluded Assets	6
2.49	Rules of Construction	6
2.50	Secured Claim	6
2.51	Secured Creditor	6
2.52	Secured Tax Claim	6
2.53	Unsecured Claim	7
2.54	Unsecured Committee	7
2.55	Unsecured Creditor	7
2.56	VCampus	7

ARTICLE III	Classification Of Claims	7

3.1	General	7
3.2	Classification	7
	3.2.1 Unclassified: Administrative Claims	7
	3.2.2 Class 1: Priority Non Tax Claims	7
	3.2.3 Class 2: Priority Tax Claims	7
	3.2.4 Class 3: Secured Claim of Hunt	7
	3.2.5 Class 4: Secured Claim of DKR	7
	3.2.6 Class 5: Miscellaneous Secured Claims	7
	3.2.7 Class 6: Unsecured Claims - Assumed	8
	3.2.8 Class 7: Unsecured Claims - Unassumed	8
	3.2.9 Class 8: Equity Interests	8

ARTICLE IV	Treatment Of Unclassified Claims	8

4.1	General	8
4.2	Treatment of Administrative Claims	8

ARTICLE V	TREATMENT OF CLAIMS AND EQUITY INTERESTS	8

5.1	Treatment of Class 1: (Priority Non Tax Claims)	8
5.2	Treatment of Class 2 (Priority Tax Claims)	8
5.3	Treatment of Class 3 (Secured Claim of Hunt)	9
5.4	Treatment of Class 4 (Secured Claim of DKR)	9
5.5	Treatment of Class 5 (Miscellaneous Secured Claims)	9
5.6	Treatment of Class 6 (Unsecured Claims - Assumed)	9
5.7	Treatment of Class 7 (Unsecured Claims - Unassumed)	9
5.8	Treatment of Class 8 (Equity Interests)	9

ARTICLE VI	Means For Execution Of The Plan	9

6.1	Acquisition and Reorganization Agreement	9

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6.2	Certificate of Incorporation and Bylaws	10
6.3	Cancellation of Existing Equity Interests	10
6.4	Public Company Status	10
6.5	Reorganized Prosoft	10
6.6	Transfer of Assets and Creation of Liquidating Trust	10
6.7	Funding on the Effective Date	11
6.8	Payments Effective on Tender	11
6.9	Operative Documents	11

ARTICLE VII	Treatment Of Executory Contracts	12

7.1	Assumption of Executory Contracts	12
7.2	Effect if the Debtors Do Not Act Upon Certain Executory Contracts	12
7.3	Cure Amounts	12
7.4	Rejection Claims Bar Date	12

ARTICLE VIII	Discharge	12

8.1	Discharge of Claims and Termination of Equity Interests	12
8.2	Discharge of Debtors	13
8.3	Exculpations	13
8.4	Injunction Against Interference With Plan	13

ARTICLE IX	Retention Of Jurisdiction	14

9.1	In General	14
9.2	Plan Disputes and Enforcement	14
9.3	Further Orders	14
9.4	Claims Against Estate	14
9.5	Other Claims	14
9.6	Final Decree(s)	14
9.7	Appeals	14
9.8	Executory Contracts	15
9.9	Pending Matters	15
9.10	Distributions	15
9.11	Tax Claims. The Bankruptcy Court will retain jurisdiction to hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including any requested expedited determination of tax under section 505(b) of the Bankruptcy Code)	15
9.12	Committee	15
9.13	Acquisition and Reorganization Agreement Disputes	15
9.14	General Reservation	15

ARTICLE X	LIMITATION OF LIABILITY	15

10.1	Third Party Release and Injunction	15
10.2	Release by the Debtors and the Estates	16
10.3	Post-Confirmation Limitation of Liability	16

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ARTICLE XI	General Provisions	16

11.1	Modification, Amendment, and Withdrawal of Plan	16
11.2	Revocation or Withdrawal of the Plan	16
11.3	Binding Effect	17
11.4	Extension of Payment Dates	17
11.5	Additional Assurances	17
11.6	Confirmation by Non-Acceptance Method	17
11.7	Vesting	17
11.8	Captions	17
11.9	Prohibition Against Prepayment Penalties	17
11.10	No Attorneys’ Fees and Interest	18
11.11	Payment of Statutory Fees	18
11.12	Successors and Assigns	18
11.13	Severability and Reformation	18
11.14	Exemption from Transfer Taxes	18
11.15	Governing Law	18
11.16	Time Bar to Payments	19
11.17	Disclosure Statement	19

ARTICLE XII	CONDITIONS PRECEDENT TO EFFECTIVENESS OF THIS PLAN	19

12.1	Conditions to Effective Date	19
12.2	Waiver of Conditions	19

ARTICLE XIII	CLAIMS BAR DATE	19
ARTICLE XIV	UNITED STATES TRUSTEE’S FEES	20

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ARTICLE I

INTRODUCTION

ALL CREDITORS ARE ENCOURAGED TO CONSULT THE ACCOMPANYING DISCLOSURE STATEMENT BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. AMONG OTHER THINGS, THE DISCLOSURE STATEMENT CONTAINS DISCUSSIONS OF PROSOFT LEARNING CORPORATION AND COMPUTERPREP, INC., THE HISTORICAL BACKGROUND OF THE CHAPTER 11 CASES AND THE PRE-PETITION PERIOD, THE PROJECTIONS GERMANE TO THE PLAN, AND A SUMMARY AND ANALYSIS OF THE PLAN. NO SOLICITATION MATERIALS, OTHER THAN THE DISCLOSURE STATEMENT AND RELATED MATERIALS TRANSMITTED THEREWITH, HAVE BEEN AUTHORIZED BY THE BANKRUPTCY COURT OR BY THE BANKRUPTCY CODE FOR USE IN SOLICITING ACCEPTANCES OR REJECTIONS OF THE PLAN.

ARTICLE II

DEFINITIONS

For purposes of the Plan, and except as expressly provided otherwise herein or unless the context otherwise requires, all of the capitalized terms not otherwise defined will have the meanings hereinafter stated. For purposes of the Plan and such defined terms, the singular and plural uses of such defined terms and the conjunctive and disjunctive uses thereof will be fungible and interchangeable (unless the context otherwise requires); and the defined terms will include masculine, feminine, and neuter genders. Any term used in this Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules. The defined terms stated in Article II also are substantive terms of the Plan; and Article II will be deemed incorporated throughout the rest of the Plan to apply the substantive provisions included in the defined terms. A capitalized term not defined in this Plan shall have the meaning set forth in the Acquisition and Reorganization Agreement. Accordingly, the defined terms are as follows:

2.1 Acquisition and Reorganization Agreement. This term will refer to and mean the Acquisition and Reorganization Agreement, dated April 12, 2006, by and among Prosoft Learning Corporation, ComputerPREP, Inc. and VCampus Corporation.

2.2 Administrative Claim. This term will refer to and mean a Claim for any cost or expense of administration of the Chapter 11 Cases allowed under §§ 503(b), 507(b) or 546(c)(2) of the Bankruptcy Code and entitled to priority under § 507(a)(1) of the Bankruptcy Code, including but not limited to: (a) all actual and necessary post-petition expenses of maintaining and preserving the Estates; (b) all actual and necessary post-petition expenses of operating the Debtors; (c) all fees and costs of Debtors’ Professionals approved by the Bankruptcy Court pursuant to interim and final allowances in accordance with Bankruptcy Code §§ 330, 331, and 503(b); and (e) all fees and charges assessed against the Estates under Chapter 123 of Title 28, United States Code.

1

2.3 Administrative Claim Bar Date. This term will refer to and mean (a) the Bar Date for any and all Administrative Claims that arise prior to the Bar Date, or (b) for any and all Administrative Claims that arise after the Bar Date, twenty (20) days following the Effective Date.

2.4 Allowed Claim. This term will refer to and mean every Claim against the Debtors: (a)(i) as to which a proof of such Claim has been filed within the time fixed by the Bankruptcy Court or, if such Claim arises from the rejection of an Executory Contract, on or before the first Business Day which is the earlier of thirty (30) days after the entry of the order rejecting the Executory Contract or thirty (30) days after the Confirmation Date, or (ii) which the Debtors have scheduled as liquidated in amount and undisputed; and in either event: (b)(i) as to which no objection to the allowance of such Claim has been filed within any applicable time period fixed by the Bankruptcy Court, or (ii) as to which the order allowing such Claim has become final and non-appealable without any appeal, review, or other challenge of any kind to that order having been taken or being still timely. If any Claim or the Creditor holding such Claim is subject to any defense, set off, counterclaim, recoupment, or other adverse claim of any kind of the Debtors, that Claim will be deemed a Disputed Claim; and it will not become an Allowed Claim unless and until all such matters are resolved or adjudicated fully and finally, with all appellate rights and remedies having been exhausted. The term “Allowed,” when used to modify a reference in the Plan to any Claim or Class of Claims shall mean a Claim (or any Claim in such Class) that is allowed, pursuant to the requirements of this definition. Unless any earlier time is fixed by order of the Bankruptcy Court, and subject to amendment rights and the relation back of amendments under applicable federal or state procedural rules, any objection to the allowance of any Claim must be filed on or before the first Business Day which is one hundred eighty (180) days after the Confirmation Date, unless otherwise ordered by the Court.

2.5 Avoidance Actions. All statutory causes of actions preserved for the Debtors’ Estate under §§ 506, 510, 542, 543, 544, 547, 548, 549, 550 and 1123(b) of the Bankruptcy Code. Failure to list an Avoidance Action in the Plan or the Disclosure Statement does not constitute a waiver or release by the Debtors or the Liquidating Agent of such Avoidance Action.

2.6 Ballot. This term will refer to and mean the ballot for accepting or rejecting the Plan which will be distributed to Creditors entitled to vote on the Plan.

2.7 Bankruptcy Code. This term will refer to and mean Title 11 of the United States Code, 11 U.S.C. §§101, et seq., as it may be amended from time to time during the Chapter 11 Cases, and applicable portions of Title 18 and 28 of the United States Code, as amended.

2.8 Bankruptcy Court or Court. These terms are completely synonymous and interchangeable, and will refer to and mean the United States Bankruptcy Court for the District of Arizona, or such other court which exercises jurisdiction over part or all of the Estates, including the United States District Court for the District of Arizona to the extent that the reference of part or all of the Chapter 11 Case is withdrawn.

2.9 Bankruptcy Estates or Estates. This term will refer to and mean the Estates created pursuant to 11 U.S.C. §541 when the Debtors filed their Chapter 11 petitions on April 12, 2006.

2.10 Bankruptcy Rules. This term will refer to and mean the Federal Rules of Bankruptcy Procedure.

2.11 Bar Date. This term will refer to and mean the last day for filing proofs of claims, which shall be the date set by the Bankruptcy Court. All Creditors (except Creditors with Administrative Claims that arise after the Administrative Claim Bar Date, and Creditors holding Claims from the rejection of unexpired leases or Executory Contracts) must have filed proofs of claim by the Bar Date, or their Claim shall be forever barred and discharged.

2.12 Business Day. This term will refer to and mean every day except Saturdays, Sundays, and legal holidays, as defined in Federal Rule of Bankruptcy Procedure 9006.

2.13 Cash. This term will refer to and mean cash, cash equivalents, bank deposits, and negotiable instruments payable on demand.

2.14 Causes of Action. This term will refer to and mean Avoidance Actions and Litigation Claims, collectively.

2.15 Chapter 11 Cases. This term will refer to and mean the above captioned voluntary Chapter 11 commenced by the Debtors on the Petition Date.

2.16 Claim. This term will refer to and mean “claim” as defined in Bankruptcy Code §101(5).

2.17 Class. This term will refer to and mean each of the classifications of Claims and Equity Interests as described in Article III of the Plan.

2.18 Closing and Closing Date. Closing refers to and means the completion of the transactions set forth in the Acquisition and Reorganization Agreement, which are to occur on or shortly after the Effective Date. Closing Date refers to and means the date upon which the Closing occurs.

2.19 Confirmation Date. This term will refer to and mean the date on which the Bankruptcy Court enters the Confirmation Order.

2.20 Confirmation Hearing. This term will refer to and mean the hearing regarding confirmation of the Plan conducted pursuant to Bankruptcy Code §1128, as adjourned or continued from time to time.

2.21 Confirmation Order. This term will refer to and mean the order entered by the Bankruptcy Court which confirms the Plan pursuant to Bankruptcy Code §1129.

2.22 Creditor. This term will refer to and mean “creditor” as defined in Bankruptcy Code §101(10).

2.23 Debtors. This term will refer to and mean together Prosoft Learning Corporation, a Nevada corporation and ComputerPREP, Inc., a Delaware corporation, in all of their capacities, including, but not limited to: (a) their ordinary business capacities as a Nevada corporation and Delaware corporation, respectively; and (b) their capacities as the Debtors-In-Possession.

2.24 Debtors’ Professionals. This term will refer to and mean the law firm of Snell & Wilmer L.L.P. in its capacity as the Debtors’ bankruptcy counsel, the law firm of Hewitt & O’Neil LLP in its capacity as the Debtors’ corporate counsel, and the financial and consulting firm of East Wind Advisors, LLC, and any and all other similar professionals which the Debtors have employed or may employ to assist in the conduct of the Chapter 11 Cases or to provide professional services for a specified purpose, all in accordance with Bankruptcy Code §§ 327(a) and 327(e).

2.25 Disclosure Statement. This term will refer to and mean the Disclosure Statement prepared by the Debtors with respect to the Plan, and approved by the Bankruptcy Court, including, but not limited to, any modification(s) and additional disclosure(s) (if any) provided by the Debtors to comply with Bankruptcy Code § 1127(c).

2.26 Disputed Claim. This term will refer to and mean every Claim which is not an Allowed Claim.

2.27 Distribution Fund. This term will refer to and mean that fund as defined by Article V.

2.28 DKR. This term will refer to and mean DKR SoundShore Oasis Holding Fund Ltd. and DKR SoundShore Strategic Holding Fund Ltd.

2.29 DKR Secured Claim. This term will refer to every claim in the Chapter 11 Cases now or hereafter held by DKR, which will be classified and paid under the Plan as the Plan provides for Class 4 Claims.

2.30 Effective Date. This term will refer to and mean the first Business Day after the Confirmation Order has become a Final Order; provided, however, that subject to the provisions of the Acquisition and Reorganization Agreement, the Debtors will have the right, but not the obligation, to waive this condition (encompassing any kind of appeal, review, or other challenge to the Confirmation Order) at any time from and after the Confirmation Date. In that event, the Debtors will be entitled to render any or all of their performance under the Plan prior to what otherwise would be the Effective Date if the Confirmation Order has not become a Final Order, including, but not limited to, the right to perform under any circumstances which would moot any appeal, review, or other challenge of any kind to the Confirmation Order if the Confirmation Order is not stayed pending such appeal, review, or other challenge. When and if the condition of a Final Order is waived and performance under the Plan is being rendered, the Debtors will render all of their performance under the Plan which is due on the Effective Date (if such performance has not been rendered already). Except where performance earlier than the Effective Date is expressly required by the Plan or where it is lawful and expressly permitted by the Plan to perform after the Effective Date, performance under the Plan will be due on the Effective Date.

2.31 Equity Interests. This term will refer to and mean all equity, stock, or claims subordinated under Bankruptcy Code § 510(b) relating to the Debtors.

2.32 Estates Assets. This term will refer to and mean the property of the Bankruptcy Estates as that term is defined in Bankruptcy Code § 541.

2.33 Executory Contract. This term will refer to and mean every unexpired lease and other contract which is subject to being assumed or rejected under Bankruptcy Code §365, 11 U.S.C. §365.

2.34 Final Order. This term will refer to and mean an order of judgment of the Bankruptcy Court which shall not have been reversed, stayed, modified, or amended and the time to appeal from, or to seek review or rehearing of, shall have expired as to which no appeal or petition for review or rehearing is pending, or if appealed from, shall have been affirmed and no further hearing, appeal, or petition for review can be taken or granted, or as to which no stay has been entered to affect the operative provisions of such order of judgment.

2.35 Hunt. This term will refer to and mean Hunt Capital Growth Fund II, L.P.

2.36 Hunt Secured Claim. This term will refer to every claim in the Chapter 11 Cases now or hereafter held by Hunt, which will be classified and paid under the Plan as the Plan provides for Class 4 Claims.

2.37 Liquidating Agent. This term will refer to and mean the entity or individual, as appointed by the Bankruptcy Court pursuant to the Confirmation Order, to be vested with the authority pursuant to this Plan and the Liquidating Trust, or such other person who shall be appointed by the Bankruptcy Court.

2.38 Liquidating Trust. This term will refer to and mean the Prosoft Liquidating Trust Agreement.

2.39 Litigation Claims. This term will refer to and mean all rights, claims, torts, liens, liabilities, obligations, actions, causes of action, avoiding powers, proceedings, debts, contracts, judgments, offsets, damages and demands whatsoever in law or in equity, whether known or unknown, contingent or otherwise, that the Debtors and their Estates may have against any Person. Litigation Claims shall not include Avoidance Actions. Litigation Claims further shall exclude any contracts or other assets retained by Reorganized Prosoft pursuant to the terms of the Reorganization Agreement. Failure to list a Litigation Claim in the Plan or the Disclosure Statement does not constitute a waiver or release by the Debtors or the Liquidating Agent of such Litigation Claim.

2.40 Person. This term will refer to and mean “person” as defined in Bankruptcy Code § 101(41).

2.41 Petition Date. This term will refer to and mean April 12, 2006, the date the Debtors voluntary Chapter 11 petitions were filed.

2.42 Plan. This term will refer to and mean the “Plan Of Reorganization Proposed By Prosoft Learning Corporation and ComputerPREP, Inc. dated April 27, 2006” and every modification thereof, if any, filed by the Debtors.

2.43 Post-Confirmation Litigation. This term will refer to and mean the prosecution of any of the Estates’ Causes of Action by the Liquidating Agent on behalf of the Liquidating Trust.

2.44 Priority Unsecured Claim. This term will refer to and mean every Unsecured Claim or portion thereof which is not an Administrative Claim, and which is entitled to priority under the applicable provision(s) of Bankruptcy Code §507.

2.45 Professional Fees. This term will refer to and mean any of the interim and final professional fees and expenses charged by the Debtors’ Professionals.

2.46 Pro Rata. This term will refer to and mean the proportion that an Allowed Claim in a particular Class bears to the total amount of all Allowed Claims in that Class.

2.47 Reorganized Prosoft Assumed Liabilities. Reorganized Prosoft Assumed Liabilities has the same meaning as “Retained Liabilities” as defined in Section 1.4 of the Acquisition and Reorganization Agreement.

2.48 Reorganized Prosoft Excluded Assets. Reorganized Prosoft Excluded Assets has the same meaning as “Excluded Assets” as defined in Section 1.7 of the Acquisition and Reorganization Agreement.

2.49 Rules of Construction. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, the feminine, and the neuter. The words “herein,” “hereof,” “hereto,” “hereunder,” and others of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained in the Plan. Unless otherwise specified, all section, schedule, or exhibit references in the Plan are to the respective section in, schedule to, or exhibit to the Plan. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions of the Plan. The Rules of Construction contained in § 102 of the Bankruptcy Code shall apply to the construction of the Plan.

2.50 Secured Claim. This term will refer to and mean every Claim or portion thereof which is secured by a lien, security interest, or assignment encumbering property (including all types of real property, personal property, and cash collateral) in which the Debtors have an interest, to the extent of the validity, perfection, and enforceability of the claimed lien, security interest, or assignment and the value of the interest of the Creditor holding the Secured Claim against the property.

2.51 Secured Creditor. This term will refer to and mean every Creditor who holds a Secured Claim against the Debtors.

2.52 Secured Tax Claim. This term will refer to and mean every Claim of any state or local governmental unit which is secured by property of the Estates by operation of applicable non-bankruptcy laws, including, but not limited to, every such Claim for unpaid real property taxes, unpaid personal property taxes, or unpaid sales taxes or leasing taxes, and further including, but not limited to, any and all pre-petition date secured tax claims and the post-effective date secured tax claims.

2.53 Unsecured Claim. This term will refer to and mean every Claim or portion thereof, regardless of the priority of such Claim, which is not a Secured Claim, Secured Tax Claim or Priority Claim as defined in preceding Sections of this Article II.

2.54 Unsecured Committee. This term will refer to and mean the Official Committee of Unsecured Creditors of Prosoft Learning Corporation and ComputerPREP, Inc., if any, which the United States Trustee appoints pursuant to Bankruptcy Code §1102(a)(1), as such committee may hereafter be constituted.

2.55 Unsecured Creditor. This term will refer to and mean every Creditor which holds an Unsecured Claim in this Bankruptcy Case.

2.56 VCampus. This term will refer to and mean VCampus Corporation.

ARTICLE III

CLASSIFICATION OF CLAIMS

3.1 General. Pursuant to this Plan and in accordance with § 1123(a)(1) of the Bankruptcy Code, all Claims and Equity Interests (except Administrative Claims) are placed in the Classes described below. A Claim or Equity Interest is classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and is classified in other Classes only to the extent that any remainder of the Claim or Equity Interest qualifies within the description of such other Classes. A Claim is also classified in a particular Class only to the extent that such Claim has not been paid, released, or otherwise satisfied prior to the Effective Date. As of the Confirmation Hearing, any Class of Claims which does not contain any Creditor’s Claim will be deemed deleted automatically from the Plan; and any Class of Claims which does not contain an Allowed Claim (or a Claim temporarily or provisionally allowed by the Bankruptcy Court for voting purposes) will be deemed deleted automatically from the Plan with respect to the voting on confirmation of the Plan.

3.2 Classification.

3.2.1 Unclassified: Administrative Claims.

3.2.2 Class 1: Priority Non Tax Claims. The Class 1 Claims will be all Claims that are entitled to priority under §§ 507(a)(4) and 507(a)(5) of the Bankruptcy Code. Impaired.

3.2.3 Class 2: Priority Tax Claims. The Class 2 Claims will be all Claims which are Priority Tax Claims. Impaired.

3.2.4 Class 3: Secured Claim of Hunt. The Class 3 Claims will be all Claims which comprise the Hunt Secured Claim. Impaired.

3.2.5 Class 4: Secured Claim of DKR. The Class 4 Claims will be all Claims which comprise the DKR Secured Claim. Impaired.

3.2.6 Class 5: Miscellaneous Secured Claims. The Class 5 Claims will be all Secured Claims which are not otherwise classified herein. Each holder of a

Secured Claim in Class 5 is considered to be in its own separate subclass within Class 5, and each such subclass is deemed to be a separate Class for purposes of the Plan. Impaired.

3.2.7 Class 6: Unsecured Claims - Assumed. The Class 6 Claims will be all Claims which are Unsecured Claims whose liabilities are assumed by VCampus pursuant to the Plan and the Acquisition and Reorganization Agreement. Impaired.

3.2.8 Class 7: Unsecured Claims - Unassumed. The Class 7 Claims will be all Claims which are Unsecured Claims whose liabilities are not assumed by VCampus pursuant to the Plan and the Acquisition and Reorganization Agreement. Impaired.

3.2.9 Class 8: Equity Interests. The Class 8 Claims will consist of the Equity Interests in the Debtors. Impaired. For purposes of this Plan, the Equity Interests are deemed to have rejected the Plan.

ARTICLE IV

TREATMENT OF UNCLASSIFIED CLAIMS

4.1 General. As provided in Section 1123(a)(1) of the Bankruptcy Code, Administrative Claims are not classified for purposes of voting on, or receiving distributions under, the Plan. Holders of such Claims are not entitled to vote on the Plan. All such Claims are instead treated in accordance with the requirements set forth in section 1129(a)(9)(A) of the Bankruptcy Code.

4.2 Treatment of Administrative Claims. Except to the extent an Administrative Claim is assumed pursuant to Section 1.3 of the Acquisition and Reorganization Agreement, and unless otherwise agreed by the Debtors and the holder of such Claim, each Allowed Administrative Claim (including all accrued U.S. Trustee quarterly fees and Debtors’ Professional Fees), shall be paid by the Liquidating Agent in full in Cash upon the later to occur of (a) the Effective Date, or as soon thereafter as practicable; or (b) the tenth (10th) Business Day after such claim is Allowed, or as soon thereafter as practicable.

ARTICLE V

TREATMENT OF CLAIMS AND EQUITY INTERESTS

5.1 Treatment of Class 1: (Priority Non Tax Claims). Class 1 Claims will be all Allowed Claims that are entitled to priority under §§ 507(a)(4) and 507(a)(5) of the Bankruptcy Code. To the extent that the Priority Non Tax Claims have not already been paid, Class 1 Claims will be assumed by Reorganized Prosoft, and therefore, will receive no payments under the Plan, except to the extent that such Claim is a Claim arising under an Employee Benefit Plan as defined in the Acquisition and Reorganization Agreement. In which case, such claim will be paid pursuant to the terms of the Liquidating Trust.

5.2 Treatment of Class 2 (Priority Tax Claims). Class 2 Claims will be all Allowed Claims entitled to priority under § 507(a)(8) of the Bankruptcy Code. The Allowed Class 2 Claims which are assumed by Reorganized Prosoft will be paid in full by

Reorganized Prosoft. Any Allowed Class 2 Claim not assumed by Reorganized Prosoft pursuant to the Acquisition and Reorganization Agreement shall be paid by the Liquidating Agent pursuant to the Liquidating Trust upon the Effective Date, or as soon thereafter as practicable.

5.3 Treatment of Class 3 (Secured Claim of Hunt). The holder of an Allowed Class 3 Claim shall be paid by the Liquidating Agent pursuant to the Liquidating Trust upon the Effective Date or as soon thereafter as practicable, in accordance with, and subject to, Article II of the Acquisition and Reorganization Agreement. Hunt will waive the remainder of its Allowed Secured Claim in exchange for the releases set forth in Article X, below.

5.4 Treatment of Class 4 (Secured Claim of DKR). The holder of an Allowed Class 4 Claim shall be paid by the Liquidating Agent pursuant to the Liquidating Trust upon the Effective Date or as soon thereafter as practicable, in accordance with, and subject to, Article II of the Acquisition and Reorganization Agreement. DKR will waive the remainder of its Allowed Secured Claim in exchange for the releases set forth in Article X, below.

5.5 Treatment of Class 5 (Miscellaneous Secured Claims). The holder of an Allowed Class 5 Claim will retain its lien on the collateral securing the Class 5 Claim, and will be paid in Cash following the liquidation of the collateral securing such Claim the lesser of (1) the proceeds resulting from the liquidation of the collateral securing such Claim, or (2) the amount of the holder’s Allowed Class 5 Claim. Alternatively, subject to the terms of the Acquisition and Reorganization Agreement, the Debtors may elect, at any time on or before the Confirmation Date, to satisfy a Class 5 Claim by abandoning the collateral securing such Claim to the holder of such Claim.

5.6 Treatment of Class 6 (Unsecured Claims - Assumed). As set forth in the Acquisition and Reorganization Agreement, Class 6 Claims will be assumed by Reorganized Prosoft, and therefore, will receive no payments under the Plan.

5.7 Treatment of Class 7 (Unsecured Claims - Unassumed). As set forth in the Acquisition and Reorganization Agreement, Allowed Class 7 Claims will be paid pursuant to the terms of the Liquidating Trust.

5.8 Treatment of Class 8 (Equity Interests). All Equity Interests shall be cancelled and terminated as of the Effective Date. The holders of Allowed Equity Interests shall not receive or retain any property under the Plan. Class 8 is impaired by the Plan and is deemed to have rejected the Plan.

ARTICLE VI

MEANS FOR EXECUTION OF THE PLAN

The means for execution of the Plan are and will be as follows:

6.1 Acquisition and Reorganization Agreement. Pursuant to Section 2.1 of the Acquisition and Reorganization Agreement, VCampus will acquire the New Common Stock of Reorganized Prosoft in exchange for paying the Purchase Price. Subject to certain purchase price adjustments provided for in Section 2.3 of the Acquisition and

Reorganization Agreement, VCampus will pay the Purchase Price in cash and by issuing certain Notes. The Notes are subject to Set Off Claims of VCampus, if any, that are asserted pursuant to Section 2.4 of the Acquisition and Reorganization Agreement.

6.2 Certificate of Incorporation and Bylaws. As of the Effective Date and without any further action by the stockholders or directors of the Debtors or the Reorganized Prosoft, the Debtors’ certificate of incorporation and bylaws shall be amended and restated in form and substance reasonably satisfactory to VCampus, the terms of which shall provide for, among other things, the authorization of all acts necessary to implement this Plan including, without limitation, the issuance of the New Common Stock.

6.3 Cancellation of Existing Equity Interests. As of the Effective Date, any Equity Interest in the Debtors including any and all shares of any class or series of common or preferred stock outstanding before the Closing Date (collectively, the “Existing Capital Stock”), and any warrants, options or other rights to purchase any Existing Capital Stock shall be cancelled and terminated. The holders of the Existing Capital Stock (or rights to acquire Existing Capital Stock) shall not receive any equity or other interest in Reorganized Prosoft and shall not receive any other consideration in exchange for the Existing Capital Stock (or rights to acquire Existing Capital Stock).

6.4 Public Company Status. Prosoft is currently a public company whose common stock is registered under Section 12 of the Exchange Act and traded on the NASDAQ OTC Bulletin Board under the symbol POSOQ.OB. Prior to, on or immediately after the Effective Date, the Debtors and/or the Liquidating Agent are authorized to take any and all steps they consider reasonable and necessary to terminate Prosoft’s prior registration under Section 12 of the Exchange Act. The Liquidating Agent or the Debtors will file a Form 8-K announcing the confirmation of the Plan and the corresponding cancellation of all pre-petition Equity Interests. On or shortly after Closing, Reorganized Prosoft will file a Form 15 with the SEC terminating Prosoft’s prior registration under Section 12 of the Exchange Act. Upon such filing, Reorganized Prosoft will no longer be a public company and its common stock will no longer be registered under Section 12 of the Exchange Act.

6.5 Reorganized Prosoft. On the Effective Date (a) all of the outstanding stock and Equity Interests of the Debtors will be cancelled, including any and all options, warrants and the like; and (b) Reorganized Prosoft will be formed. Reorganized Prosoft will (a) take all necessary corporate actions to amend and file its necessary corporate documents (e.g., Articles of Incorporation, Bylaws, etc.), and (b) issue the New Common Stock of Reorganized Prosoft, as provided in the Acquisition and Reorganization Agreement.

6.6 Transfer of Assets and Creation of Liquidating Trust. On the Effective Date or as soon thereafter as practicable, all: (i) consideration received from VCampus pursuant to this Plan and the Acquisition and Reorganization Agreement; (ii) all of the Debtors’ rights under the Acquisition and Reorganization Agreement; (iii) all Reorganized Prosoft Excluded Assets, including but not limited to the Litigation Claims and the Avoidance Actions; and (iv) any and all other assets, rights and property of the Estates not transferred to Reorganized Prosoft, shall be transferred and assigned to the Liquidating Trust for the benefit of all remaining unpaid Allowed Claims. In accordance with section 1123(b) of the Bankruptcy Code, the Liquidating Agent shall become vested with, in its capacity as the representative of the Debtors’ Estates under section 1123(b)(3)(B) of the Bankruptcy Code, and may enforce, sue on, settle or compromise (or decline to do any of the foregoing) all claims, rights or causes of actions, suits and proceedings, whether in law or in equity, whether known or unknown that the Debtors or their Estate may hold against any Person or entity, including, without limitation, any Litigation Claims and Avoidance Actions.

Pursuant to the Liquidating Trust, the Liquidating Agent will, among other things, collect, administer and distribute in accordance with the terms of the Plan and the Liquidating Trust: (1) the Purchase Price, (2) the proceeds from the Litigation Claims and the Avoidance Actions, and (3) the proceeds related to the sale or transfer of Reorganized Prosoft Excluded Assets. The terms of the Liquidating Trust will be controlled by the Liquidating Trust Agreement, a copy of which will be filed with the Bankruptcy Court not less than ten (10) days before the Confirmation Hearing. The Liquidating Trust shall be the successor to the Debtors. Whenever the Plan or the Acquisition and Reorganization Agreement require or permit notice to any of the Debtors after the Effective Date, such notice shall be effective only when given to the Liquidating Agent and the Liquidating Agent shall have the right to take all actions that the Debtors would have had the right to take if they had not been reorganized on the Effective Date.

Upon the distribution of all assets vested in the Liquidating Trust and the preparation and filing of any tax returns required by the Liquidating Trust, the Liquidating Trust shall be terminated and the Liquidating Agent shall have no further responsibilities or duties.

6.7 Funding on the Effective Date. All payments under the Plan which are due on the Effective Date pursuant to the terms of the Plan will be funded from the Purchase Price, and/or any proceeds of the (i) Reorganized Prosoft Excluded Assets, (ii) Litigation Claims, and (iii) Avoidance Actions.

6.8 Payments Effective on Tender. Whenever the Plan requires a payment to be made, such payment will be deemed made and effective upon tender thereof by the Debtors or the Liquidating Agent to the Creditor to whom payment is due. Such tender will be effective when and if made in Cash. If any Creditor refuses a tender, the amount tendered and refused will be held by the Debtors or the Liquidating Agent for the benefit of that Creditor pending final adjudication of the dispute. However, when and if the dispute is finally adjudicated and the Creditor receives the funds previously tendered and refused, the Creditor will be obliged to apply the funds in accordance with the Plan as of the date of the tender; and while a dispute is pending and after adjudication thereof, the Creditor will not have the right to claim interest or other charges or to exercise any other right which would be enforceable by the Creditor if the Debtors or the Liquidating Agent failed to pay the tendered payment.

6.9 Operative Documents. The Debtors may prepare any and all documents, including, but not limited to, modification documents, which are necessary or appropriate to execute the Plan. If there is any dispute regarding the reasonableness or propriety of any such documents after reasonable and good faith efforts by the Debtors to negotiate and obtain approval of the documents by the other affected Person(s), any such dispute will be presented to the Bankruptcy Court for determination at or in conjunction with the Confirmation Hearing.

ARTICLE VII

TREATMENT OF EXECUTORY CONTRACTS

7.1 Assumption of Executory Contracts. Reorganized Prosoft hereby assumes all Executory Contracts, except for those Executory Contracts listed on Schedule 1, which is attached hereto and is hereby incorporated by reference.

7.2 Effect if the Debtors Do Not Act Upon Certain Executory Contracts. If an Executory Contract is not listed on Schedule 1, it will be deemed assumed by Reorganized Prosoft as of the Confirmation Date.

7.3 Cure Amounts. Subject to the Acquisition and Reorganization Agreement, any cure amount associated with each executory contract or unexpired lease to be assumed pursuant to the Plan will be satisfied by Reorganized Prosoft, pursuant to section 365(b)(1) of the Bankruptcy Code, at the option of Reorganized Prosoft (i) by payment of the cure amount in cash within a reasonable time after the Effective Date, (ii) by such other terms as are agreed to by the parties, or (iii) in the event of a dispute over a cure amount, within twenty (20) days of a Final Order resolving the cure amount; provided, however, that if the cure amount determined by Final Order is unacceptable to Reorganized Prosoft, then Reorganized Prosoft shall have ten (10) days from the date of the Final Order to reject the executory contract or unexpired lease pursuant to a written motion filed with the Bankruptcy Court, and such executory contract or unexpired lease shall be deemed to never have been assumed.

7.4 Rejection Claims Bar Date. Every Claim asserted by a Creditor arising from the rejection of an Executory Contract must be filed with the Bankruptcy Court no later than the first Business Day which is twenty (20) days after the Confirmation Date. Every such Claim which is timely filed, as and when it becomes an Allowed Claim, will be treated under Class 7 of the Plan. Every such Claim which is not timely filed by the deadline stated above will be forever barred and discharged and the Creditor holding the Claim will not receive or be entitled to any distribution under the Plan on account of such Claim.

ARTICLE VIII

DISCHARGE

8.1 Discharge of Claims and Termination of Equity Interests. Except as otherwise provided herein, in the Acquisition and Reorganization Agreement, or in the Confirmation Order, the rights afforded in this Plan and the payments and distributions to be made hereunder shall discharge and release all existing debts and Claims, and terminate all Equity Interests, of any kind, nature or description whatsoever against or in the Debtors, the Liquidating Trust or any of their assets or properties to the fullest extent permitted by section 1141 of the Bankruptcy Code. Except as provided in this Plan, upon the Effective Date, all Claims against and Equity Interests in the Debtors, regardless of whether or not (i) a proof of Claim or Equity Interest has been filed or is or was deemed filed, (ii) such Claim or Equity Interest was listed on any of the Debtors’ Schedules, (iii) such Claim or Equity Interest was Allowed, or (iv) the holder of such Claim or Equity Interest has voted to accept or reject this Plan, shall be, and shall be deemed to be, discharged, released and terminated, and all holders of Claims and Equity Interests shall be precluded and enjoined from asserting against the Debtors, Reorganized Prosoft, the Liquidating Trust, or any of their assets or properties, any other or further Claim or Equity Interest based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date, whether or not such holder has filed a proof of Claim or proof of Equity Interest.

8.2 Discharge of Debtors. Except as otherwise provided herein, in the Acquisition and Reorganization Agreement, or in the Confirmation Order, upon the Effective Date, and in consideration of the distributions to be made hereunder, each holder (as well as any trustees and agents on behalf of each holder) of a Claim or Equity Interest and any affiliate of such holder, regardless of whether or not (i) a proof of Claim or Equity Interest has been filed, (ii) such Claim or Equity Interest was Allowed, or (iii) the holder of such Claim or Equity Interest has voted to accept or reject this Plan, shall be deemed to have forever waived, released and discharged the Debtors, Reorganized Prosoft, and the Liquidating Trust, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Equity Interests, rights and liabilities that arose prior to the Effective Date. Upon the Effective Date, all such Persons shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Equity Interest in Reorganized Prosoft.

8.3 Exculpations. Neither the Debtors, Liquidating Agent, DKR, Hunt, VCampus nor any of their respective members, officers, directors, employees, agents, attorneys, financial advisors or professionals shall have or incur any liability to any holder of any Claim or Equity Interest for any act or omission arising out of or in connection with the Chapter 11 Cases, the administration of assets of the Debtors’ estates, the confirmation of this Plan, the consummation of this Plan, or the administration of this Plan or property to be distributed under the Plan, except for willful misconduct or gross negligence. The Debtors, Liquidating Agent, DKR, Hunt, VCampus and each of their respective members, officers, directors, employees, agents, attorneys, financial advisors and professionals shall be deemed to have acted in good faith with regard to the solicitation of acceptances or rejections of this Plan and shall be entitled to the protections afforded by section 1125(e) of the Bankruptcy Code. Entry of the Confirmation Order shall act as a comprehensive release of and injunction against the bringing of any claim or cause of action with respect to any such liability. Such release and injunction shall specifically include, but not be limited to, any claims with respect to rights under any prior unconfirmed plan of reorganization or agreements relating thereto and any claims with respect to Claims or Equity Interests, or transfers thereof.

8.4 Injunction Against Interference With Plan. Upon the entry of the Confirmation Order, all holders of Claims and Equity Interests and other parties in interest, along with their respective present or former employees, agents, officers, directors or principals, shall be enjoined from taking any actions to interfere with the implementation or consummation of this Plan.

ARTICLE IX

RETENTION OF JURISDICTION

Notwithstanding confirmation of the Plan, the Bankruptcy Court will retain jurisdiction for the following purposes:

9.1 In General. The Bankruptcy Court will retain jurisdiction to determine the allowance and payment of any Claim(s) upon any objection(s) thereto (or other appropriate proceedings) by the Debtors, by the Liquidating Agent, or by any other party-in-interest entitled to proceed in that manner. As part of such retained jurisdiction, the Bankruptcy Court will continue to determine the allowance of Administrative Claims and any request(s) for payment(s) thereof, including Administrative Claims for Professional Fees.

9.2 Plan Disputes and Enforcement. The Bankruptcy Court will retain jurisdiction to determine any dispute(s) which may arise regarding the interpretation of any provision(s) of the Plan. The Court also will retain jurisdiction to enforce any provisions of the Plan and any and all documents relating to the Plan. The Bankruptcy Court will also retain jurisdiction to determine any dispute(s) which may arise regarding any application to modify this Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in this Plan, the Disclosure Statement or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof.

9.3 Further Orders. The Bankruptcy Court will retain jurisdiction to facilitate the performance of and under the Plan by entering any further necessary or appropriate order(s) regarding enforcement of the Plan and any provision(s) thereof. In addition, the Bankruptcy Court will retain jurisdiction to facilitate or implement the discharge of any Claim or Equity Interest, or any portion thereof, pursuant to the Plan.

9.4 Claims Against Estate. The Bankruptcy Court will retain jurisdiction to adjudicate all Claims to a security or ownership interest in any property of the Debtors’ Estates or in any proceeds thereof.

9.5 Other Claims. The Bankruptcy Court will retain jurisdiction to adjudicate any cause(s) of action or other proceeding(s) presently pending or otherwise referenced here or elsewhere in the Plan, including but not limited to, the adjudication of any and all Litigation Claims, Avoidance Actions, and “core proceedings” under 28 U.S.C. §157(b) which may be pertinent to the case, and which the Debtors may deem appropriate to initiate and prosecute before the Court in aid of the reorganization of the Debtors. This provision will not restrict the rights of the Debtors to proceed in any other court of competent jurisdiction.

9.6 Final Decree(s). The Bankruptcy Court will retain jurisdiction to enter an appropriate final decree(s) in the Bankruptcy Case.

9.7 Appeals. In the event of an appeal of the Confirmation Order or any other kind of review or challenge to the Confirmation Order, and provided that no stay of the effectiveness of the Confirmation Order has been entered, the Bankruptcy Court will retain jurisdiction to implement and enforce the Confirmation Order and the Plan according to their terms, including, but not limited to, jurisdiction to enter such orders regarding the Plan or the performance thereof as may be necessary to effectuate the reorganization of the Debtors. In addition, to enter, implement or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified or vacated

9.8 Executory Contracts. The Bankruptcy Court will retain jurisdiction to determine any and all motions regarding assumption or rejection of Executory Contracts and any and all Claims arising therefrom.

9.9 Pending Matters. The Bankruptcy Court will retain jurisdiction to hear and determine any motion, application, adversary proceeding, contested matter and other litigated matter pending on the Confirmation Date

9.10 Distributions. The Bankruptcy Court will retain jurisdiction to ensure that distributions to holders of Claims are accomplished as provided in this Plan and the Liquidating Trust.

9.11 Tax Claims. The Bankruptcy Court will retain jurisdiction to hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including any requested expedited determination of tax under section 505(b) of the Bankruptcy Code).

9.12 Committee. The Unsecured Committee, if any, will dissolve, and its Professionals will be discharged upon the Effective Date

9.13 Acquisition and Reorganization Agreement Disputes. The Bankruptcy Court will retain jurisdiction to adjudicate any and all disputes between and among Reorganized Prosoft, VCampus, the Debtors, the Liquidating Agent, DKR and/or Hunt, with respect to any dispute under the Acquisition and Reorganization Agreement, including but not limited to, setoff and working capital adjustments.

9.14 General Reservation. The Bankruptcy Court will retain jurisdiction to hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code

ARTICLE X

LIMITATION OF LIABILITY

10.1 Third Party Release and Injunction. Upon the Effective Date, except as otherwise provided herein, all Persons shall be deemed to have released, and shall be forever precluded and permanently enjoined from asserting, commencing, conducting, enforcing, attaching, collecting, recovering, perfecting, creating or continuing, in any manner, directly or indirectly, against the Debtors, the Liquidating Agent, DKR, Hunt, VCampus and each of their respective constituents, principals, officers, directors, employees, agents, representatives, attorneys, financial advisors, professionals, affiliates, successors, predecessors, and assigns any (i) Lien, encumbrance, security interest, Equity Interest or charge of any nature or description whatsoever relating to the Debtors, the Chapter 11 Cases or affecting property of the Debtors’ bankruptcy estates, (ii) claim or any other Liability relating to the Debtors or the Chapter 11 Case, and (iii) causes of action, whether known or unknown, discovered or undiscovered, scheduled or unscheduled, contingent, fixed, unliquidated or disputed, whether assertable directly or derivatively by, through, or related to the Debtors, against successors or assigns of the Debtors and the individuals and entities listed above (including, but not limited to Claims sounding in tort, contract, warranty, or any other theory of law, equity or admiralty), matured or unmatured, contingent or noncontingent, senior or subordinated, based upon any condition, event, act, omission, occurrence, transaction or other activity, inactivity, instrument or other agreement of any kind or nature occurring, arising or existing prior to the Effective Date in any way arising out of, relating to or connected with the operation of the Debtors’ businesses or the Chapter 11 Cases, all regardless of whether (a) a proof of Claim or Equity Interest has been filed or is deemed to have been filed, (b) such Claim or Equity Interest is Allowed, or (c) the holder of such Claim or Equity Interest has voted to accept or reject this Plan, except for willful misconduct or gross negligence.

10.2 Release by the Debtors and the Estates. Upon the Effective Date, except as otherwise provided herein, the Debtors and their respective Estates shall be deemed to have released, and shall be forever precluded and permanently enjoined from asserting, commencing, conducting, enforcing, attaching, collecting, recovering, perfecting, creating or continuing, in any manner, directly or indirectly, against DKR, Hunt, VCampus and each of their respective constituents, principals, officers, directors, employees, agents, representatives, attorneys, professionals, affiliates, successors, predecessors, and assigns any and all Liens, claims, encumbrances, Liabilities and causes of action, whether sounding at law or in equity, whether known or unknown, discovered or undiscovered, scheduled or unscheduled, contingent, fixed, unliquidated or disputed, matured or unmatured, contingent or noncontingent, senior or subordinated, based upon any condition, event, act, omission, occurrence, transaction or other activity, inactivity, instrument or other agreement of any kind or nature occurring, arising or existing prior to the Effective Date.

10.3 Post-Confirmation Limitation of Liability. Upon entry of the Confirmation Order, the Liquidating Agent or any of its/his respective members, officers, directors, employees, agents, attorneys or professionals shall not have or incur any liability to any holder of any Claim or Equity Interest for any act or omission arising out of or in connection with the Chapter 11 Cases, the administration of assets of the Debtors’ estates, the confirmation of this Plan, the consummation of this Plan, or the administration of this Plan or the Liquidating Trust, or property to be distributed under the Liquidating Trust, except for willful misconduct or gross negligence.

ARTICLE XI

GENERAL PROVISIONS

11.1 Modification, Amendment, and Withdrawal of Plan. Subject to the Acquisition and Reorganization Agreement, the Plan may be modified by either the Debtors or the Liquidating Agent upon a motion filed with the Court (with the consent of Hunt and DKR, which consent shall not be unreasonably withheld), subject to and in accordance with the provisions and requirements of Bankruptcy Code § 1127. After the Confirmation Date and prior to substantial consummation of the Plan as defined in § 1101(2) of the Bankruptcy Code, the Debtors may, under § 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of the Plan so long as such proceedings do not materially adversely affect the treatment of holders of Claims or Equity Interests under the Plan.

11.2 Revocation or Withdrawal of the Plan. The Debtors reserve the right to revoke or withdraw this Plan at any time prior to the Confirmation Date. If the Plan is withdrawn or revoked, then the Plan shall be deemed null and void and nothing contained herein shall be deemed to constitute a waiver of any Claims by or against the Debtors or any other Person in any further proceedings involving the Debtors. In the event this Plan is withdrawn or revoked, nothing set forth herein shall be deemed an admission of any sort, and this Plan and any transaction contemplated thereby shall not be admitted into evidence in any proceeding.

Notwithstanding the foregoing provision, the Debtors’ right to revoke or withdraw this Plan is subject to the provisions of the Acquisition and Reorganization Agreement regarding termination, found in Section 8.9 thereof, and payment of a termination fee, found in Section 8.10 thereof.

11.3 Binding Effect. The Plan shall be binding upon, and shall inure to the benefit of, the Debtors, the holders of all Claims and Equity Interests, and their respective successors and assigns with respect to their respective Claims against the Estates’ Assets or Equity Interests in the Debtors. The Plan is binding on all Creditors and parties-in-interest who do not (i) timely file an objection with the Bankruptcy Court, with a copy served on the Debtors, (ii) comply with all requirements of the Bankruptcy Code and Bankruptcy Rules regarding such objections, (iii) appear in person, together with witnesses, unless otherwise ordered by the Court, at the Confirmation Hearing, and (iv) comply with any scheduling order issued by the Court, including complying with any briefing requirements and required disclosures of witnesses and exhibits.

11.4 Extension of Payment Dates. If any payment date falls due on any day which is not a Business Day, then such payment date will be extended to the next Business Day.

11.5 Additional Assurances. The Debtors, VCampus, Hunt, DKR, and the Creditors holding Claims herein will execute such other and further documents as are necessary to implement any of the provisions of the Plan.

11.6 Confirmation by Non-Acceptance Method. The Debtors hereby request, if necessary, confirmation of the Plan pursuant to Bankruptcy Code §1129(b), 11 U.S.C. §1129(b), with respect to any impaired Class of Claims or Equity Interests which does not vote to accept the Plan.

11.7 Vesting. As of the Effective Date, all property of the Debtors and the Estates will vest in either Reorganized Prosoft or the Liquidating Trust, as provided in Article VI of this Plan and the Acquisition and Reorganization Agreement, free and clear of all Claims, liens, security interests, assignments, encumbrances, charges, and other interests of Creditors (except those Creditors whose Claims have been modified and restructured and survive as provided in the Plan.) Provided, however, that Hunt and DKR shall retain their lien on the proceeds received under the Acquisition and Reorganization Agreement, until their Claims have been paid pursuant to the terms of this Plan and the Liquidating Trust.

11.8 Captions. Section captions used in the Plan are for convenience only, and will not affect the construction of the Plan.

11.9 Prohibition Against Prepayment Penalties. If the Liquidating Agent chooses, in its sole and absolute discretion, to prepay any obligation on which deferred payments are provided for under the Plan, the Liquidating Agent will not be liable or subject to the assessment of any prepayment penalty thereon unless otherwise ordered by the Bankruptcy Court. The Liquidating Agent will not have any obligation to pay any such prepayment.

11.10 No Attorneys’ Fees and Interest. Other than the fees for the Debtors’ Professionals, no attorneys’ fees shall be paid by Debtors with respect to any Claim or Equity Interest except as specified herein or as provided by the Confirmation Order or other Final Order of the Bankruptcy Court. No interest shall accrue or be payable in respect of any Claim or Equity Interest whether Disputed or otherwise.

11.11 Payment of Statutory Fees. All fees payable pursuant to Section 1930 of Title 28 of the United States Code, as determined by the Bankruptcy Court at or in conjunction with the Confirmation Hearing, will be paid on or before the Confirmation Date.

11.12 Successors and Assigns. The rights and obligations of any Creditor or any holder of an Equity Interest referred to in the Plan will be binding upon, and will inure to the benefit of, the successors, assigns, heirs, devisees, executors, and personal representatives of such Creditor or such holder of an Equity Interest.

11.13 Severability and Reformation. It is the Debtors’ intention to comply fully with the Bankruptcy Code and applicable non-bankruptcy law in proposing the Plan. Therefore, if any provision(s) of the Plan is determined by the Bankruptcy Court to be contrary to the Bankruptcy Code or applicable non-bankruptcy law, that provision(s) will be deemed severed and automatically deleted from the Plan, if it cannot be reformed; or the provision(s) or its interpretation will be deemed reformed to ensure compliance. Pursuant to any ruling(s) by the Bankruptcy Court regarding the subject matter of this Section, any such severance or reformation will be stated specifically in the Confirmation Order, which then will control notwithstanding any contrary or inconsistent provision(s) of the Plan.

11.14 Exemption from Transfer Taxes. Pursuant to section 1146(a) of the Bankruptcy Code (i) the creation of any Lien or other security interest, or (ii) the making or assignment of any lease or sublease, or (iii) the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with, this Plan, including, without limitation, any restructuring, disposition, liquidation, or dissolution, deeds, bills of sale, or transfers of tangible property will not be subject to any stamp tax or other similar tax. Unless the Bankruptcy Court orders otherwise, all sales, transfers and assignments of owned and leased real and personal property, approved by the Bankruptcy Court on or prior to the Effective Date shall be deemed to have been in furtherance of, or in connection with, this Plan.

11.15 Governing Law. Except to the extent the Bankruptcy Code or Bankruptcy Rules are applicable, this Plan, the Plan Documents and any agreements, documents, and instruments executed in connection therewith, except the Acquisition and Reorganization Agreement, shall be governed by, and construed and enforced in accordance with the laws of the State of Arizona, without giving effect to the principles of conflicts of law thereof, except as may otherwise be provided in such agreements, documents, and instruments.

11.16 Time Bar to Payments. Checks issued by the Liquidating Agent with respect to Allowed Claims shall be null and void if not negotiated within three (3) months after the date of issuance thereof. Requests for reissuance of any check shall be made directly to the Liquidating Agent by the holder of the Allowed Claim with respect to whom such check originally was issued. Any Claim in respect of such a voided check shall be made on or before the within four (4) months of the date of issuance of the particular check. After such date, all Claims in respect of void checks shall be discharged and forever barred.

11.17 Disclosure Statement. All Creditors, the holders of all Equity Interests, and all other interested parties (if any) are referred to in the Disclosure Statement, which will accompany the Plan in conjunction with any solicitation by the Debtors of acceptances of the Plan.

ARTICLE XII

CONDITIONS PRECEDENT TO EFFECTIVENESS OF THIS PLAN

12.1 Conditions to Effective Date. The Effective Date of this Plan shall not occur unless and until each of the following conditions have been satisfied or waived by the Debtors: (i) the Bankruptcy Court shall have entered the Confirmation Order, the effect of which is not stayed; and (ii) all Plan Documents (as defined in the Acquisition and Reorganization Agreement) shall have been executed and delivered by the parties thereto, or receipt thereof waived by the Debtors, and any conditions to the effectiveness of the Plan Documents (including the Acquisition and Reorganization Agreement) shall have been satisfied or waived, as provided therein.

12.2 Waiver of Conditions. Any of the foregoing conditions may be waived by the Debtors, in whole or in part, without notice, at any time, without an order of the Bankruptcy Court and without any formal action other than proceeding to consummate this Plan. The failure to satisfy or waive any condition may be asserted by the Debtors regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtors). The failure of the Debtors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights and each such right will be deemed an ongoing right that may be asserted at any time.

ARTICLE XIII

CLAIMS BAR DATE

Claimants holding Administrative Claims against the Estates (other than the Professional Fees Claim of professionals of the Debtors, and those professionals retained by the Liquidating Agent) must submit proofs of Claim on or before the Administrative Claim Bar Date. Claimants holding Claims (other than Administrative Claims and Professional Fees) against the Estates must submit proofs of Claim on or before the Bar Date.

ARTICLE XIV

UNITED STATES TRUSTEE’S FEES

The Debtors, through the Liquidating Agent, shall pay all quarterly fees payable to the Office of the United States Trustee for the Debtors after Confirmation, consistent with applicable provisions of the Bankruptcy Code, Bankruptcy Rules, and 28 U.S.C. § 1930(a)(6).

DATED this 27th day of April, 2006.

SNELL & WILMER, LLP

By	/s/ Steven D. Jerome (#018420)
Steven D. Jerome
Ethan B. Minkin
Eric S. Pezold
One Arizona Center
Phoenix, Arizona 85004
Attorneys for the Debtors and Debtors-In-Possession

PROSOFT LEARNING CORPORATION

By	/s/
Benjamin M. Fink
Its President and Chief Executive Officer

COMPUTERPREP, INC.

By	/s/
Benjamin M. Fink
Its President and Chief Executive Officer